Press Release

Spirit Realty Capital, Inc.
Reports Fourth Quarter and Year-End 2015 Financial and Operating Results

Scottsdale, AZ—February 24, 2016—Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has released its financial and operating results for the three and twelve months ended December 31, 2015.
A supplemental financial and operating report that contains non-GAAP measures and other information, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.
In addition, Spirit's Board of Directors authorized a stock repurchase program, under which the Company may repurchase up to $200 million of its outstanding common stock in the open market or through private transactions from time to time over the next 18 months.

CEO Comments
“Our results for 2015 show that our strategy and business model continue to produce results that meet or exceed our goals,” said Thomas H. Nolan, Jr., Chairman and Chief Executive Officer. “We accomplished a lot this year: we reduced our Shopko concentration, improved our financial standing and delivered AFFO per share that exceeded initial guidance. Spirit’s performance provides stability in uncertain times, as demonstrated by a dividend that we have increased each of the past three years. Our outlook for 2016 reflects confidence in our ability to continue to derive predictable cash flows from our high-quality portfolio to the benefit of our shareholders.”

Fourth Quarter 2015 Highlights
Financial Results

•	Total revenues increased 9.0% compared to the same period a year ago.

•	Compared to the same period a year ago, net income decreased to $0.03 per share, FFO decreased to $0.19 per diluted share, and AFFO increased 6.3%, to $0.22 per diluted share.

Acquisitions and Dispositions

•
Closed 20 real estate transactions totaling $175.4 million, which added 34 properties to our portfolio, earning an initial weighted average cash yield of 7.98% under leases with a weighted average term of 16.2 years.

•
Sold 38 properties generating gross proceeds of $103.0 million with a weighted average capitalization rate of 7.08%, including 10 Shopko properties for $56.0 million, with a weighted average capitalization rate of 7.32%, resulting in an overall gain on sale of $7.0 million.

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Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.9x as of December 31, 2015, compared to 6.8x at September 30, 2015 and 7.6x at December 31, 2014.

•	Unencumbered assets totaled $3.2 billion at December 31, 2015, or approximately 38.2% of Spirit's gross real estate investments.

•	Extinguished $158.0 million of high coupon debt that had a 5.95% weighted average rate.

•	Obtained a $325 million senior unsecured term loan; commitment subsequently upsized to $370 million with an accordion feature that allows the Company to increase the facility to up to $600 million.

•	Amended $600 million line of credit to conform terms and covenants with senior unsecured term loan.

•
Increased quarterly cash dividend to $0.175, representing a 2.94% increase, and paid on January 15, 2016 to shareholders of record on December 31, 2015. The new quarterly dividend represents an annualized rate of $0.70 per common share.

•	There was no activity under Spirit's ATM Program during the quarter.

Full Year 2015 Highlights
Financial Results

•	Total revenues increased 10.7% compared to the same period a year ago.

•	Compared to the same period a year ago, net income increased to $0.26 per share, FFO grew to $0.82 per diluted share and AFFO increased 5.8%, to $0.87 per diluted share.

Acquisitions and Dispositions

•
Closed 97 real estate transactions totaling $889.2 million, which added 232 properties to our portfolio, earning an initial weighted average cash yield of 7.68% under leases with a weighted average term of 16.4 years.

•
Sold 110 properties generating gross proceeds of $546.9 million with a weighted average capitalization rate of 7.22%, including 34 Shopko properties totaling $300.7 million, resulting in an overall gain on sale of $89.6 million.

•	Reduced Shopko concentration to 9.1% at December 31, 2015, from 14.0% at December 31, 2014.

Balance Sheet, Liquidity and Capital Markets

•	As of February 24, 2016, Spirit had approximately $24 million in cash and cash equivalents on its balance sheet and zero drawn under its $600 million line of credit.

•	As of February 24, 2016, Spirit had additional funds available for acquisitions of approximately $51 million in its 1031 Exchange and Spirit Master Funding Program release accounts.

•	Extinguished $536.6 million of high coupon secured debt that had a 5.73% weighted average rate.

•	Total unencumbered assets totaled $3.2 billion at December 31, 2015, up $1.2 billion since December 31, 2014.

•
Obtained a $325 million senior unsecured term loan; commitment subsequently upsized to $370 million with an accordion feature that allows the Company to increase the facility to up to $600 million. The term loan has an initial maturity date of November 2, 2018 with two one-year borrower extension options. Pricing under the facility is currently 145 basis points over LIBOR.

•
Established a $600 million unsecured credit facility, with an accordion feature to increase the facility to up to $1 billion. The facility has an initial maturity date of March 31, 2019 with a one-year borrower extension option. The borrowing margin under the facility is currently 155 basis points over LIBOR.

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•	Sold 6.6 million shares of common stock under the Company's ATM Program, at a weighted average share price of $12.07, generating aggregate net proceeds of $78.5 million.

•	Issued 23 million common shares, including the underwriter's option to purchase additional shares, generating net proceeds of $268.7 million through a follow-on offering at $11.85 per share.

Financial Results
“Our 2015 financial results have clearly proven that we are a well-disciplined allocator of capital,” said Phillip D. Joseph, Jr., Chief Financial Officer. “During the year, we raised net equity proceeds of approximately $347 million at a weighted average share price of $11.90 per share, acquired $889 million of properties at an initial weighted average yield of 7.7% and sold approximately $547 million of assets at a weighted average cap rate of 7.2%. Our net acquisition activity of approximately $340 million was largely pre-funded by well-timed equity issuances and accretive capital recycling.”

Total revenues for the three months ended December 31, 2015 increased 9% to $168.7 million, compared to $154.8 million in the fourth quarter of 2014. For the year ended December 31, 2015, total revenues increased 10.7% to $667.3 million, compared to $602.9 million for the year ended December 31, 2014.

Net income attributable to common stockholders for the three months ended December 31, 2015 totaled $11.3 million, or $0.03 per share, compared to net income of $34.1 million, or $0.08 per share for the same period in 2014. Net income attributable to common stockholders for the year ended December 31, 2015 increased to $114.7 million, or $0.26 per share, compared to a net loss of $(33.8) million, or $(0.09) per share for the same period in 2014.

Funds from Operations ("FFO") for the three months ended December 31, 2015 increased to $82.9 million, or $0.19 per diluted share, compared to $80.2 million, or $0.20 per diluted share for the same period in 2014. For the year ended December 31, 2015, FFO increased to $354.7 million, or $0.82 per diluted share, compared to $236.5 million, or $0.61 per diluted share for the same period in 2014.
Adjusted Funds from Operations ("AFFO") for the three months ended December 31, 2015 increased 16.9% to $98.7 million, or $0.22 per diluted share, compared to $84.4 million, or $0.21 per diluted share for the same period in 2014. For the year ended December 31, 2015, AFFO increased 17.9% to $378.1 million, or $0.87 per diluted share, compared to $320.8 million, or $0.82 per diluted share for the same period in 2014.
On December 15, 2015, Spirit's Board of Directors approved a 2.94% increase to Spirit's quarterly cash dividend of $0.175 per common share, which equates to an annualized dividend of $0.70 per common share. The quarterly dividend was paid on January 15, 2016 to shareholders of record as of December 31, 2015.
Definitions for FFO and AFFO, certain other capitalized terms, as well as a reconciliation of these measures to net income can be found in the supplemental financial and operating report posted on Spirit's website along with this release.
Portfolio Highlights
“Our acquisition activity in 2015 continued to focus on strong unit level performance and high-quality real estate, and further enhanced our tenant and industry diversification,” said Gregg Seibert, Chief Investment Officer. “Our external growth will be predicated on acquiring high-quality net lease assets that will improve the quality and diversity of our portfolio through sustainable cash flows.”

In the fourth quarter, Spirit acquired 34 properties for $175.4 million, including $2.5 million in follow-on investments. These investments are located in 15 states and earn an initial weighted average cash yield of approximately 7.98% and have an average lease term of approximately 16.2 years.

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Of the $175.4 million invested, 82.5% were through sale leaseback transactions and 55.4% have master lease structures. The average annual lease escalations for the new investments are approximately 1.8% and all of the new transactions provide unit level financial reporting.

In addition, the revenues associated with these fourth quarter acquisitions are generated solely from the retail sector. These assets are leased to 16 different tenants in 11 different industries. The primary industry focus for the quarter continued to be quick-service restaurants, entertainment centers, health and fitness, general retail as well as auto service and dealers.

For the year ended December 31, 2015, Spirit has invested $889.2 million in 232 real estate assets, including $9.2 million in follow-on investments, at an initial weighted average cash yield of approximately 7.68% and a weighted average lease term of approximately 16.4 years. Of the 232 real estate transactions, 78.1% were generated through sale leaseback transactions, 62.4% have master lease structures, and 67.4% represent new tenants.

"Our portfolio is in the best position it has been since our IPO in 2012 largely due to our active approach to asset management,” said Mark Manheimer, Executive Vice President of Asset Management. “We successfully reduced our Shopko concentration to 9.1% from over 14% a year ago and expect to reduce it further in 2016. We are nearly done successfully navigating through a bankruptcy of a top tenant in the second half of 2015, and expect to realize a meaningful financial gain from that resolution. In 2016, we intend to be an active capital recycler and will continue to further diversify our real estate portfolio with high quality properties that better fit our investment philosophy.”

During the fourth quarter, Spirit sold 38 properties, including 10 Shopko assets, generating gross proceeds of $103.0 million with a weighted average capitalization rate of 7.08% and an overall gain on sale of $7.0 million. For the year ended December 31, 2015, Spirit sold 110 properties, including 34 Shopko assets, generating gross proceeds of $546.9 million with a weighted average capitalization rate of 7.22% and an overall gain on sale of $89.6 million, which was primarily attributable to a $73.8 million net gain from the sale of the Shopko properties.

During the fourth quarter, Spirit continued to reduce its largest tenant concentration to below 10% of Normalized Revenues before the end of 2015. As of December 31, 2015, Spirit had reduced its Shopko concentration to 139 properties, or 9.1% of Normalized Revenues, representing a decline from 181 properties, or 14.0% of Normalized Revenues as of December 31, 2014.

At December 31, 2015, Spirit's diversified real estate portfolio was essentially fully occupied at 98.6%, which is a 20 basis point increase from the same period last year. Spirit's portfolio was comprised of 2,629 properties, of which 36 were vacant. In the fourth quarter, Spirit renewed 7 of its 8 expiring leases. For the year ended December 31, 2015, Spirit has renewed 25 leases that expired or were due to expire, recapturing 108% of the expiring rent with no additional capital expenditures.

Term Loan
During the fourth quarter, Spirit obtained a $325 million senior unsecured term loan and subsequently upsized it to $370 million with an accordion feature that allows Spirit to increase the facility to up to $600 million, subject to obtaining additional lender commitments. The loan has an initial maturity date of November 2, 2018; and, Spirit may extend the maturity date two times, in each case up to one year, subject to satisfaction of certain conditions and payment of an extension fee. Pricing under the facility is currently at LIBOR plus 145 basis points. Proceeds from the term loan were used primarily to refinance borrowings under Spirit's $600 million unsecured credit facility.

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Debt Extinguishment
For the year ended December 31, 2015, Spirit has extinguished $536.6 million of high coupon secured debt that had a 5.73% weighted average rate and terminated its 2013 secured credit facility.

Share Repurchase Program
Spirit's Board of Directors has authorized a stock repurchase program, under which the Company may repurchase up to $200 million of its outstanding common stock. These purchases can be made in the open market or through private transactions from time to time over the next 18 months depending on prevailing market conditions and applicable legal and regulatory requirements. Purchase activity will be dependent on various factors, including the Company's capital position, operating results, funds generated by asset sales, dividends that may be required by those sales, and investment options that may be available, including acquiring new properties or retiring debt. The stock repurchase program does not obligate the Company to repurchase any specific number of shares and may be suspended at any time at its discretion.

ATM Common Stock Program
For the year ended December 31, 2015, Spirit sold 6.6 million shares that generated net proceeds of $78.5 million, at a weighted average price of $12.07 per share. As of December 31, 2015, $103.6 million remained available for issuance of common stock under the ATM Program.

Dallas Move
On February 6, 2016, Spirit signed a 10.5-year lease for approximately 30,620 square feet, which will serve as Spirit’s new headquarters in Dallas, Texas. The new office will be located at 2727 North Harwood in the Uptown District of Harwood. The Company will occupy short-term office space in the building during the buildout, which is expected to be completed sometime in the third quarter of this year. Spirit anticipates running dual offices until the Dallas office has been staffed up to ensure business continuity.

In addition, Spirit expects a total cash impact of the Company's move to Dallas to be approximately $20 million. From an AFFO perspective, the anticipated add-back adjustment to AFFO for non-capitalized items will be approximately $15 million or 3.4 cents. Through December 31, 2015, Spirit recognized $7.1 million in expenses related primarily to retention bonuses and separation benefits, which the Company has accrued for those employees who have elected not to relocate to Dallas.

2016 Guidance
The Company is reaffirming its 2016 AFFO guidance range of $0.88 to $0.91 per share. The 2016 AFFO guidance equates to anticipated net income (excluding items not reflective of ongoing operations) of $0.29 to $0.32 per share plus $0.58 per share of expected real estate depreciation and amortization plus approximately $0.01 per share related to non-cash items and real estate transaction costs.

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About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants. Founded in 2003, Spirit is an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of December 31, 2015, the Company's undepreciated gross real estate investment portfolio was approximately $8.3 billion, representing investments in 2,629 properties, including 144 properties securing mortgage loans made by the Company. Our properties are leased to approximately 438 tenants who represent 28 diverse industries across 49 states. More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
Mary Jensen - Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” "will," “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the potential relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

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SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Revenues:
Rentals	$160,843	$148,244	$634,151	$574,456
Interest income on loans receivable	1,732	1,776	6,948	7,239
Earned income from direct financing leases	725	822	3,024	3,343
Tenant reimbursement income	4,049	3,537	15,952	13,085
Other income and interest from real estate transactions	1,340	436	7,260	4,748
Total revenues	168,689	154,815	667,335	602,871
Expenses:
General and administrative	10,993	10,756	47,730	44,252
Restructuring charges	6,956	—	7,056	—
Finance restructuring costs	—	—	—	13,022
Property costs	7,398	6,168	27,715	23,383
Real estate acquisition costs	617	1,259	2,739	3,631
Interest	54,147	56,144	222,901	220,070
Depreciation and amortization	65,173	63,380	260,633	247,966
Impairments (recoveries)	13,512	(6,042)	69,734	36,019
Total expenses	158,796	131,665	638,508	588,343
Income from continuing operations before other expense and income tax benefit (expense)	9,893	23,150	28,827	14,528
Other expense:
Loss on debt extinguishment	(5,651)	(254)	(3,162)	(64,750)
Total other expense	(5,651)	(254)	(3,162)	(64,750)
Income (loss) from continuing operations before income tax benefit (expense)	4,242	22,896	25,665	(50,222)
Income tax benefit (expense)	106	(87)	(601)	(673)
Income (loss) from continuing operations	4,348	22,809	25,064	(50,895)
Discontinued operations:
Income (loss) from discontinued operations	8	(253)	98	3,368
Gain on disposition of assets	—	—	590	488
Income (loss) from discontinued operations	8	(253)	688	3,856
Income (loss) before gain on disposition of assets	4,356	22,556	25,752	(47,039)
Gain on disposition of assets	6,992	11,557	88,978	13,240
Net income (loss) attributable to common stockholders	$11,348	$34,113	$114,730	$(33,799)
Net income (loss) per share of common stock—basic:
Continuing operations	$0.03	$0.09	$0.26	$(0.10)
Discontinued operations	—	(0.01)	—	0.01
Net income (loss) per share attributable to common stockholders-basic	$0.03	$0.08	$0.26	$(0.09)
Net income (loss) per share of common stock—diluted:
Continuing operations	$0.03	$0.09	$0.26	$(0.10)
Discontinued operations	—	(0.01)	—	0.01
Net income (loss) per share attributable to common stockholders-diluted	$0.03	$0.08	$0.26	$(0.09)
Weighted average common shares outstanding:
Basic	440,636,238	399,522,442	432,222,953	386,809,746
Diluted	440,877,254	400,400,964	432,545,625	386,809,746

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SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	December 31,
	2015	2014
Assets
Investments:
Real estate investments:
Land and improvements	$2,710,888	$2,614,630
Buildings and improvements	4,816,481	4,579,166
Total real estate investments	7,527,369	7,193,796
Less: accumulated depreciation	(860,954)	(752,210)
	6,666,415	6,441,586
Loans receivable, net	104,003	109,425
Intangible lease assets, net	526,718	590,073
Real estate assets under direct financing leases, net	44,324	56,564
Real estate assets held for sale, net	85,145	119,912
Net investments	7,426,605	7,317,560
Cash and cash equivalents	21,790	176,181
Deferred costs and other assets, net	179,180	185,507
Goodwill	291,421	291,421
Total assets	$7,918,996	$7,970,669

Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$—	$15,114
Term Loan, net	322,902	—
Mortgages and notes payable, net	3,079,787	3,629,998
Convertible Notes, net	690,098	678,190
Total debt, net	4,092,787	4,323,302
Intangible lease liabilities, net	193,903	205,968
Accounts payable, accrued expenses and other liabilities	142,475	123,298
Total liabilities	4,429,165	4,652,568
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 750,000,000 shares authorized: 441,819,964 shares and 411,350,440 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	4,418	4,113
Capital in excess of par value	4,721,323	4,361,320
Accumulated deficit	(1,234,882)	(1,046,249)
Accumulated other comprehensive loss	(1,028)	(1,083)
Total stockholders’ equity	3,489,831	3,318,101
Total liabilities and stockholders’ equity	$7,918,996	$7,970,669

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SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)

FFO and AFFO

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014

Net income (loss) attributable to common stockholders	$11,348	$34,113	$114,730	$(33,799)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	65,079	63,285	260,257	247,587
Portfolio impairments (recoveries)
Continuing operations	13,506	(6,048)	69,236	36,013
Discontinued operations	—	417	34	417
Realized gain on sales of real estate (1)	(6,993)	(11,557)	(89,571)	(13,728)
Total adjustments	71,592	46,097	239,956	270,289

FFO	$82,940	$80,210	$354,686	$236,490
Add/(less):
Loss on debt extinguishment	5,651	254	3,162	64,750
Restructuring charges	6,956	—	7,056	—
Master Trust Exchange Costs	—	—	—	13,022
Real estate acquisition costs	617	1,259	2,739	3,631
Non-cash interest expense	2,723	1,813	10,367	5,175
Accrued interest and fees on defaulted loans	2,237	1,886	7,649	3,103
Non-cash revenues	(4,983)	(3,855)	(20,930)	(16,732)
Non-cash compensation expense	2,564	2,843	13,321	11,346
Total adjustments to FFO	15,765	4,200	23,364	84,295

AFFO	$98,705	$84,410	$378,050	$320,785

Dividends declared to common stockholders	$77,318	$69,930	$298,543	$264,128
Dividends declared as percent of AFFO	78%	83%	79%	82%
Net income (loss) per share of common stock
Basic	$0.03	$0.08	$0.26	$(0.09)
Diluted (2) (3)	$0.03	$0.08	$0.26	$(0.09)
FFO per share of common stock
Diluted (2) (3)	$0.19	$0.20	$0.82	$0.61
AFFO per share of common stock
Diluted (2) (3)	$0.22	$0.21	$0.87	$0.82
Weighted average shares of common stock outstanding:
Basic	440,636,238	399,522,442	432,222,953	386,809,746
Diluted (4)	440,877,254	400,400,964	432,545,625	387,585,580
(1)    Includes amounts related to discontinued operations.
(2) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(3) For the three months ended December 31, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.1 million and $0.3 million, respectively, and for the years ended December 31, 2015 and 2014, dividends paid to unvested restricted stockholders of $0.7 million and $1.1 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.
(4) Due to a loss from continuing operations for the year ended December 31, 2014, no potentially dilutive securities were included in computing net loss per share of common stock during this period as their effect would be anti-dilutive.

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